Exhibit 10.5

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

PURCHASE AGREEMENT

SOFTWARE AND RELATED SERVICES

Agreement No
Effective Date	June 30. 2008
Expiration Date	October 31, 2011
CNDA No.	1465033

INTEL:	Intel Corporation (and all Intel subsidiaries and affiliates), hereinafter “Buyer” or “Intel”)

Located at:	5000 W.Chandler Blvd. Chandler, AZ 85226

SUPPLIER:	Apache Design Solutions, Inc (hereinafter “Supplier’)
Located at:	2645 Zenker Road San Jose, CA 95134

Addenda attached hereto and incorporated herein by reference (Mark “X” where applicable):	☒	Terms and Conditions of Purchase Agreement - Services
	☒	A	Scope of Services, Prices/Rates
	☒	B	Software Maintenance and Support
	☒	C	Supplemental Provisions
	☒	D	Protection of Intel’s Assets
	☒	E	Certificate of Originality
	☐	F	Assignment of Intellectual Property
	☐	G	Source Code Escrow
	☐	H	Enhanced Data Security
	☒	I	Contingent Worker Provisions

Buyer may license Software and/or purchase Services and Supplier shall provide the Software and/or Services as described in Addendum A, at prices specified, and in accordance with the Terms and Conditions of this Agreement All Purchase Orders issued to Supplier by Buyer during the term of this Agreement shall be governed only by the Terms and Conditions of this Agreement notwithstanding any preprinted terms and conditions on Supplier’s acknowledgment or Buyer’s Purchase Order. Any additional or different terms in Supplier’s documents are hereby deemed to be material alterations and notice of objection to and rejection of them is hereby given When Buyer is a subsidiary or affiliate of Intel, the obligations of the parties run between such subsidiary and affiliate and the Supplier, and not between Intel Corporation and the Supplier.

INTEL		SUPPLIER: Apache Design Solutions, Inc.

Signature	/s/ Etan Gopstein	Signature	/s/ Craig Shirley

Printed Name	Etan Gopstein	Printed Name	CRAIG SHIRLEY

Title	EDA Sr. Supplier Engagement Mgr.	Title	VP Sales

Date	June 30, 2008	Date	June 30, 2008

GENERAL TERMS AND CONDITIONS

1.	DEFINITIONS

A.	“Acceptance Date” means the date on which Intel accepts Software under Section 9 herein.

B.	“Purchase Order” means Intel’s written release placed with Supplier to order and schedule delivery of the Software and/or Services specified in this Agreement. Intel’s Purchase Order may be transmitted to Supplier by mail, facsimile. or electronic data interchange.

C.	“Release” means a substantial improvement In user functionality that is marketed by Supplier as a new and improved Software product, or a version of the Software which replaces previous Releases. Substantial improvement must include more than just new hardware support (i.e., devices, drivers, ports to the Software) and fixes to program errors in a previous Release.

D.	“Services” means the designated Software related work provided by Supplier, which may include development, training, consulting, support, and/or maintenance.

E.	“Software” means Supplier’s software and/or firmware products (including documentation customarily provided with the Software) described in Addendum A, and any Releases, Updates, and Upgrades, licensed to Intel under the terms of this Agreement. All such items shall be included in the License Fee and/or pricing set forth in Addendum A.

F.	“Source Code” means the source code version of the Software, along with all available information, proprietary information, technical documentation, specifications, and schematics which will enable Intel to develop, maintain. support, and/or enhance the Software without assistance of any third person or reference to any other materials. and including maintenance tools (test programs and program specifications), proprietary or third party system utilities (compiler and assembler descriptions), and a description of1 the system/program generation.

G.	“Update” means functional and/or feature improvements made, at Supplier’s discretion or at Intel’s request and which are deemed to be paid for hereunder, to the Software to keep the current shipping version of the Software Release competitive with related technology in the Software’s respective market, including but not limited to bug fixes, performance enhancements, improvements, or error corrections. Such Updates are typically identified by a change in the digit(s) to the right of the tenths digit [x.x.(x)] (i.e.-1.01, 1.02, 1 03)

H.	“Upgrade” means the unique functional and/or feature improvements made at Supplier’s discretion or at Intel’s request, to the Software to keep the current version of the Software Release competitive in terms of new capabilities, features or pricing in the Software’s respective market. Such Upgrades are typically identified by a change in the tenths digit [x.(x).x] (i.e.- 1.10, 1.20, 1.30).
2.	TERM OF AGREEMENT

The term of this Agreement shall begin on the Effective Date and continue to the Expiration Date.

3.	LICENSE GRANT

A.	Supplier grants to Intel a non-exclusive, perpetual, royalty-free, worldwide. irrevocable license, under all intellectual property rights owned or licensed by Supplier and embodied in the Software. to use. copy, distribute internally, and make derivatives of the Software and associated documentation and technical materials listed on Addendum A for Intel’s internal purposes only, including the right to (i) use the Software in Web-based E-Commerce and E-Business applications; (ii) use copies of the Software for internal training, (iii) permit Intel’s subcontractors to exercise Intel’s rights under this Agreement solely in performance of work for Intel: and (iv) make archival copies pursuant to Intel’s standard backup and archival policies and procedures. This license supersedes any and all “click-to accept” or shrink-wrapped licenses, in hard-copy or electronic form. embedded in or included with the Software. Supplier shall provide Intel with the latest Releases, Updates, and Upgrades made to each Software program licensed hereunder as soon as they are made available to Supplier’s other customers, provided Intel is receiving support and maintenance from Supplier. Title to and ownership of the Software shall at all times remain with Supplier. Intel will include on any authorized copies the copyright notices orx proprietary legends contained within the Software or on the associated documentation.

B.	Supplier also grants to Intel the right to modify, have modified, prepare derivative works, or enhance the Software for its own internal purposes and use, either through the Services provided by Supplier or by means of its own employees or contractors. Intel shall own all right, title, and interest in such modifications, enhancements, or derivatives made to the Software by Intel or by Supplier at Intel’s request, subject to Supplier’s underlying intellectual property rights and the licenses granted hereunder. Supplier shall not use or incorporate Intel’s modifications, enhancements, or derivatives unto Supplier’s Software without the express written permission of Intel.

4.	PRICING

A.	License Fees and Service Rates (hereinafter “Prices”) are set forth in Addendum A. At Buyer’s request, these Prices may be modified pursuant to periodic negotiations between the parties. Notwithstanding such periodic negotiations, under no circumstances shall such negotiated Prices exceed the price ceiling or price reduction schedule set forth in Addendum A for a period, of _39_ months from the effective date of the latest negotiated Prices.

B.	The price charged Buyer for any Software or Service shall always be Supplier’s lowest price charged any customer for that Software or equivalent Service regardless of any special terms, conditions, rebates, or allowances of any nature. II Supplier licenses any Software or provides Service to any customer at a price less than that set forth herein. Supplier shall adjust its price to the lower price for any un-invoiced Software or Service and for all outstanding and future invoices for such Software or Service, and shall rebate to Buyer an amount equal to the difference in the price paid by Buyer and the lower price for any invoices already paid by Buyer for such Software or Service. Each of the above adjustments and the rebate shall be calculated from the date Supplier first sells the Software or Service at the lower price. For Software designated as custom software, for purposes of comparing price under this Section, the price of the Software shall include those Supplier cost components that are generic to the Software as compared to other similar software generally sold by Supplier. Such comparison shall be made to the extent software has similar characteristics, such as look and feel, function, .dll files, or other specific comparison criteria agreed upon by the parties. For purposes of comparing price under this Section, the price and/or conversion cost of Services shall include those Supplier cost components which are generic to the Services as compared to other similar services generally provided by Supplier. Such comparison shall be made to the extent Services have similar characteristics, such as labor rates, turnkey material costs, storage expenses, or other specific comparison criteria agreed upon by the parties.

C.	All applicable taxes, including but not limited to sales/use taxes, transaction privilege taxes, gross receipts taxes, and other charges such as duties, customs, tariffs, imposts, and government imposed surcharges shall be stated separately on Supplier’s invoice. Supplier shall remit all such charges to the appropriate tax authority unless Buyer provides sufficient proof of tax exemption. In the event that Buyer is prohibited by law from remitting payments to Supplier unless Buyer deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then Buyer shall duly withheld such taxes and shall pay to Supplier the remaining net amount after the taxes have been withheld. Buyer shall not reimburse Supplier for the amount of such taxes withheld. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which Supplier collection and remittance of taxes is required by law. Supplier shall have solo responsibility for payment of said taxes to the appropriate tax authorities. In the event Supplier does not collect tax from Buyer, and is subsequently audited by any tax authority, liability of Buyer will be limited to the tax assessment, with no reimbursement for penalty or interest charges. Each party is responsible for its own respective income taxes or taxes based upon gross revenues, including but not limited to business and occupation taxes. (ii) To the extent that this Agreement includes transfers of licenses for software to be used in Web-based E-Commerce and/or E-Business solutions, or Web-related service fees, including but not limited to hosting fees, data and/or storage fees, and application services, and such services am determined to be taxable or to become taxable at some future point in time, Supplier will collect such taxes as determined to be due from Buyer, or Buyer’s resellers if applicable, and will remit same to the appropriate taxing jurisdictions. In the case of taxes imposed on the gross revenues resulting from the provision of said services, Supplier will remit such taxes to the taxing jurisdiction before any deduction for Buyer’s share of any business service fees, Supplier will separately invoice and state separately thereon each type of service and applicable taxes provided under the Agreement.

D.	Additional costs, except those described on Addendum A, will not be reimbursed without Buyer’s prior written approval.

E.	Buyer reserves the right to have Supplier’s records inspected and audited to ensure compliance with this Agreement. At Buyer’s option or upon Supplier’s written demand, such audit will be performed by an independent third party at Buyer’s expense. However, if Supplier is found not to be complying with this Agreement in any way, Supplier shall reimburse Buyer for all costs associated with the audit, along with any discrepancies discovered, within thirty (30) days after completion of the audit. The results of such audit shall be kept confidential by the auditor and, if conducted by a third party, only Supplier’s failures to abide by the obligations of this Agreement shall be reported to Buyer

5.	INVOICING AND PAYMENT

A.	Prompt payment discounts will be computed from the latest of: (i) the scheduled delivery or Service date; (ii) the date of actual delivery or Service; or (iii) the date a properly filled out original invoice or packing list is received. Payment is made when Buyer’s check is mailed or EDI funds transfer initiated. Buyer shall, at its option, make payment within ten (10) days and receive a two percent (2%) discount from the total invoice. or shall make payments within sixty (60) days after Buyer’s receipt of the proper original invoice or Buyer’s receipt of Software or performance of Services, whichever is later.

B.	Original invoices shall be submitted and shall include: Purchase Agreement number from the Purchase Order, Purchase Order number, line item number, listing of and dates of Service provided, complete bill to address, description of incidental items, quantities, unit price, extended totals, and any applicable taxes or other charges. All costs forwarded to Buyer for reimbursement of expenses agreed under the terms of this Agreement shall be net of any reclaimable Value Added Taxes (“VAT”) incurred on such expenses. Buyer’s payment shall not constitute acceptance.

C.	Supplier shall be solely responsible for and shall hold Buyer harmless for any and all payments to its vendors or subcontractors utilized in the performance of the Services.

D.	Supplier agrees to invoice Buyer no later than one hundred eighty (180) days after completion of Services or shipment of Software. Buyer will not be obligated to make payment against any invoices submitted after such period.

6.	TERMINATION FOR CONVENIENCE

A.	Buyer may terminate this Agreement or any Purchase Order issued, or any part thereof, at any time for its sole convenience by giving written notice of termination to Supplier. Upon Supplier’s receipt of such notice, Supplier shall, unless otherwise specified in such notice, immediately stop all work previously authorized and give prompt written notice to, and cause all of, its suppliers or subcontractors to cease all related work.

B.	Supplier shall continue to provide Software and Services for any portion of this Agreement not terminated. Nothing herein shall affect Buyer’s right to exercise the licenses granted hereunder for Software not terminated.

C.	There shall be no termination charges for Services or Software not yet provided. Buyer will be responsible for payment of authorized Services and Software already provided by Supplier but not yet invoiced.

D.	Before assuming any payment obligation under this Section, Buyer may inspect Supplier’s work in process and audit all relevant documents.

7.	CONTINGENCIES

Neither party shall be responsible for its failure to perform due to causes beyond its reasonable control such as acts of God, fire, theft, war, riot, embargoes or acts of civil or military authorities, If delivery of Software or performance of Services are to be delayed by such contingencies, Supplier shall immediately notify Buyer in writing and Buyer may either: (i) extend time of performance; or (ii) terminate all or part of the uncompleted portion of the Purchase Order at no cost to Buyer.

8.	DELIVERY, PURCHASE ORDERS, AND SCHEDULING

A.	Supplier shall notify Buyer in writing within two (2) business days of receipt of Buyer’s Purchase Order if Supplier is unable to make any scheduled delivery and shall state the reasons therefor. The absence of such notice constitutes acceptance of the Purchase Order and commitment to the release terms.

B.	Supplier shall deliver Software per the release schedule and Buyer may return non-conforming shipments at Supplier’s risk and expense. At Buyer’s request, Supplier shall deliver the Software in electronic form. Delivery of software to California locations will be made electronically.

C.	Supplier shall promptly perform Services as scheduled or shall promptly notify Buyer if unable to perform any scheduled Services and shall state the reasons.

D.	Buyer may reschedule any release in whole or in part prior to the release date at no additional charge.

E.	Buyer may place any portion of a release on hold by notice which shall take effect immediately upon receipt. Any releases placed on hold will be rescheduled or terminated in accordance with Section 5 within a reasonable time.

F.	Buyer shall have no obligation with respect to the purchase of Software or Services under this Agreement until such Software or Services are specified in an issued Purchase Order which contains specific release dates for specific Software or Services.

9.	INSPECTION, ACCEPTANCE AND WARRANTY

A.	Software and Services shall be received subject to Buyer’s inspection, testing, approval, and acceptance at Buyer’s premises notwithstanding any inspection or testing at Supplier’s premises, any prior evaluation of the Software, or any prior payment for such Software or Services.

B.	Supplier makes the following warranties regarding Software and Services furnished hereunder, which warranties shall survive any delivery, inspection, acceptance, payment, or resale of the Software:

(i)	Supplier or Supplier’s vendors have legal title and rights of ownership of the Software and supplemental documentation, and Supplier has all necessary rights, title, and interest to grant the rights set forth herein to Buyer, free of any claims, liens, or conflicting rights in favor of any third party;

(ii)	The Software licensed in this Agreement is free from significant programming errors and defects in workmanship and materials, and substantially complies with functionality and performance set forth in Supplier’s published specifications or as otherwise expressly agreed in writing;

(iii)	The Software does not infringe any intellectual property right of any third party;

(iv)	The Software contains no disabling code and is free from any viruses at the time of delivery to Buyer;

(v)	Services shall be provided in a workmanlike and competent manner in accordance with the highest professional standards in Supplier’s trade or industry, and shall meet the descriptions, specifications, and the performance standards stated in Addendum A. Supplier shall guarantee workmanship for twelve (12) months after Services are provided; and

(vi)	All Software provided by Supplier shall include current Generally Available (“GA”) releases of Microsoft Operating System or Linux Operating System offerings unless otherwise agreed in writing by Buyer.

C.	During the period of two (2) years from the Acceptance Date of the Software (or longer if Supplier offers a longer warranty period with the Software), or a period of twelve (12) months after the Acceptance Date of the Services (the “Warranty Period’). Supplier shall promptly provide all Releases, Updates, and Upgrades at no additional cost to Buyer.

D.	During the Warranty Period and without additional charge, Supplier shall provide Buyer with at least the same level of Software support as described in Addendum “B” of this Agreement. If no Addendum “B” is included, Supplier shall provide at least Supplier’s standard level of Software support provided to Supplier’s other customers, including twenty-four (24) hours a day by seven (7) days per week telephone support and written consultation upon Buyer’s request.

E.	If Supplier breaches any of the foregoing warranties, or Software or Services are otherwise defective or non-conforming during the Warranty Period, Supplier shall promptly correct any nonconforming Software, Service, or defective workmanship. Supplier shall pay the cost of shipping and shall bear the risk of loss for all non-conforming Software.

F.	Software rejected by Buyer as not conforming to the terms of this Agreement may be returned to Supplier at Supplier’s risk and expense. Buyer shall notify Supplier in writing, specifying how the Software failed. Supplier shall make such corrections and modifications in the Software as are necessary so that it can be retested no later than ten (10) working days from the date of Supplier’s receipt of Buyer’s first notice. If the Software still fails to pass Buyer’s acceptance tests once Supplier has provided Buyer with corrected Software, Buyer may either: (a) notify Supplier in writing, specifying how the Software failed and request another corrected version of the Software within ten (10) working days; or (b) terminate this Agreement or any portion thereof for default and exercise any of its rights hereunder.
10.	CONFIDENTIALITY AND PUBLICITY

A.	During the course of this Agreement, either party may have or may be provided access to the other’s confidential information and materials. Additionally, Supplier may be engaged to develop new information for Buyer, or may develop such information during the performance of Services, which information will become, upon creation, Buyer’s confidential information unless otherwise agreed in writing. Provided information and materials are marked in a manner reasonably intended to make the recipient aware, or the recipient is sent written notice within forty-eight (48) hours of disclosure, that the information or materials are “Confidential”, each party agrees to maintain such information in accordance with the terms of this Agreement and the CNDA referenced on the signature page of this Agreement and any other applicable separate nondisclosure agreement between Buyer and Supplier. At a minimum each party agrees to maintain such information in confidence and limit disclosure on a need to know basis, to take all reasonable precautions to prevent unauthorized disclosure, and to treat such information as it treats its own information of a similar nature, until the information becomes publicly available through no fault of the non disclosing party. Supplier’s employees who access Buyer’s facilities may be required to sign a separate access agreement prior to admittance to Buyer’s facilities. Furthermore, Supplier will furnish a copy of the Protection of Intel’s Assets Addendum to each of its employees and subcontractors assigned to or contracted for Buyer work and will take reasonable steps to assure Buyer that all such employees and subcontractors have read and understood the Protection of Intel’s Assets Addendum. Supplier shall not use any of the confidential information created for Buyer other than for Buyer.

B.

The parties agree that neither will disclose the existence of this Agreement, nor any of its details or the existence of the relationship created by this Agreement, to any third party without the specific, written consent of the other. If disclosure of this Agreement or any of the terms hereof is required by applicable law, rule, or regulation, or is compelled by a court or governmental agency, authority, or body, such as annual reports or S1 Filings: (i) the parties shall use all legitimate and legal means available to minimize the disclosure to third parties of the content of the Agreement, including without limitation seeking a confidential treatment request or protective order; (i) the party compelled to make the disclosure shall inform the other party at least ten (10) business days in advance of the disclosure (i.e., not a Saturday, Sunday, or a day on which banks are not open for business in the geographic area in which the non-disclosing party’s principal office is located; and (iii) the party compelled to make disclosure shall give the other party a reasonable opportunity to review and comment upon the disclosure, and any request for confidential treatment or a protective order pertaining thereto, prior to making such disclosure. The parties may disclose this Agreement in confidence to their respective legal counsel, accountants, bankers. and financing sources as necessary in connection with obtaining services from such third parties. The obligations stated in this Section shall survive the expiration or termination of this Agreement. Neither party may use the other party’s name or trademarks in any type of advertisement materials, web sites, press releases, interviews, articles, brochures, business cards, project reference or client listings, without the other’s written consent. For Intel, this would be the Director of Global Indirect Procurement and/or the Vice President of Materials.

11.	INTELLECTUAL PROPERTY INDEMNIFICATION

A.	Supplier shall defend, indemnify and hold Buyer harmless from any costs, expenses (including reasonable attorneys’ fees), losses, damages or liability incurred because of actual or alleged infringement of any patent, copyright, trade secret, trademark, mask work, or other proprietary right arising out of Buyer’s use of the licensed Software or Services provided by Supplier. Buyer shall notify Supplier of such claim or demand and shall permit Supplier to participate in the defense or settlement thereof. With respect to Software. Supplier’s indemnification under this subsection applies only to: (i) unmodified Software licensed to Buyer; (ii) Software modified by Supplier for Buyer; and (iii) Software modified with Supplier’s express permission.

C.	If a third party’s claim endangers or disrupts Buyer’s use of the Software, Supplier shall, at Buyer’s option and at no charge to Buyer, (a) obtain a license so Buyer may continue use of the Software; (b) modify the Software to avoid the infringement; (c) replace the Software with a compatible, functionally equivalent and non-infringing product; or if these options are commercially unreasonable (d) refund to Buyer the amount paid for the Software. Regardless of which of the foregoing remedies is effected, Supplier shall pay to Buyer rework expenses and incremental costs incurred by Buyer as a result thereof.

D.	The foregoing states the entire set of obligations and remedies flowing between Buyer and Supplier arising from any intellectual property claim by a third party.

12.	COMPLIANCE WITH LAWS AND RULES

A.	Supplier shall comply with all national, state, and local laws and regulations governing the manufacture, import, export, transportation, and/or sale of Software and/or the performance of Services in the course of this Agreement. In the United States, these may include, but are not limited to, Department of Commerce including U. S. Export Administration regulations, Securities Exchange Commission. Environmental Protection Agency, and Department of Transportation regulations applicable to Hazardous Materials. Supplier shall ensure its employees have the legal right to work in the country where they are providing services. Neither Supplier nor any of its subsidiaries will export/re-export any technical data, process, product, or service, directly or indirectly (including the release of controlled technology to foreign nationals from controlled countries), to any country for which the United States government or any agency thereof requires an export license or other government approval without first obtaining such license. For services in the U.S., Supplier agrees not to provide foreign nationals (non U.S. citizens or U.S. permanent residents) as employees or contractors for work on any Buyer site unless that foreign national is covered under a valid U.S. Export License or is not exposed to controlled technology. In addition, for services outside of the U.S. Supplier agrees not to provide foreign nationals as employees or contractors for work on any Buyer site unless that foreign national is a citizen of the country of that Buyer site and/or is covered under a valid U.S. Export License or is not exposed to controlled technology. It is a requirement of this Agreement that the Supplier shall be responsible for obtaining all such approvals, authorizations, permits and licenses and shall indemnify and hold Intel harmless from any failure to comply with such requirement.

B.	Supplier agrees to fully comply with Buyer’s Ethics Expectations and Electronic Industries Code of Conduct as set forth at supplier.intel.com/static/ethics/. Additionally, Supplier agrees to abide by all Buyer’s rules and regulations while on Buyer’s premises or performing Services including, but not limited to, safely, health and Hazardous Material management rules, and rules prohibiting misconduct on Buyer’s premises including, but not limited to, use of physical aggression against persons or property. harassment, and theft Supplier will perform only those Services identified on Addendum “A” and will work only in areas designated for such Services. Supplier shall take all reasonable precautions to ensure safe working procedures and conditions for performance on Buyers premises and shall keep Buyer’s site neat and free from debris.

C.	Supplier represents and agrees that it is in compliance with Executive Order 11246 and implementing Equal Employment Opportunity regulations, the Vietnam Era Veterans Readjustment Assistance Act as amended by the Veterans Employment Opportunities Act of 1998 (to include: Vietnam-era Veterans and other Veterans who served on active duty during a war or campaign or expedition for which a campaign badge has been authorized), and the Immigration Act of 1987, unless exempted or inapplicable. This order/Agreement is subject to the requirements of 41 C.F.R. 60-1.4, 41 C.F.R. 60-250.5(a), 41 C.F.R. 60-300.5(a), 41 C.F.R. 60.741.5(a), and 29 C.F.R. part 470, which are incorporated into this order/Agreement by reference, if applicable.

D.	Supplier shall comply with all applicable laws regarding nondiscrimination in terms and conditions of employment, payment of minimum wage and legally mandated employee benefits and compliance with mandated work hours. Supplier shall comply with all applicable laws regarding employment of underage or child labor and shall not employ children under the age of 16.

E.	Suppliers who assign workers to Intel premises or have workers who require access to Intel’s network are responsible for complying with Intel’s global contingent workforce policy. This includes but is not limited to adhering to requirements for site and network access and complying with any and all waiting periods, as well as adherence to the 12 month rule (or as otherwise advised) for staff augmentation workers. All of the guidelines are found on supplier.intel.com under CW Supplier Policy.

F.	As part of Buyer’s supplier diversity program, Buyer may request information and/or data from Supplier relative to Supplier’s own supplier diversity initiatives during the term of the Agreement.

13.	INSURANCE

A.	Without limiting or qualifying Supplier’s liabilities, obligations, or indemnities otherwise assumed by Supplier pursuant to this Agreement. Supplier shall maintain, at its sole cost and expense, with companies acceptable to Buyer, Commercial General Liability and Automobile Liability Insurance with limits of liability not less than $1,000,000.00 per occurrence and including liability coverage for bodily injury or property damage (1) assumed in a contract or agreement pertaining to Supplier’s business and (2) arising out of Supplier’s products, Services, or work. Supplier’s insurance shall be primary, and any applicable insurance maintained by Buyer shall be excess and non-contributing. The above coverages shall name Buyer as additional insured.

B.	Supplier shall also maintain statutory Workers’ Compensation coverage, including a Broad Form All States Endorsement in the amount required by law, and Employers’ Liability Insurance in the amount of $1,000,000.00 per occurrence. Such insurance shall include an insurer’s waiver of subrogation in favor of Buyer.

C.	If Supplier is providing any professional service to Buyer, Supplier shall maintain Professional Liability Insurance (including errors and omissions coverage) with liability limits not less than $1,000,000.

14.	INDEMNIFICATION

A.	Supplier shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold Buyer harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments, and the associated costs and expenses (including attorney’s fees), which Buyer may hereafter incur, become responsible for, or pay out as a result of: death or personal injury (including bodily injury) to any person, destruction or damage to any property, contamination of or adverse effects on the environment, and any clean up costs in connection therewith, caused in whole or in part by any negligent or willful acts, errors, or omissions by Supplier, its employees, officers, agents, representatives, or subcontractors while performing Services under this Agreement on the premises of Buyer.

B.	Notwithstanding Supplier’s immunities under applicable state worker’s compensation and industrial insurance acts, and as mutually negotiated between the parties, Supplier specifically undertakes, pursuant to A above, to defend, indemnify, and hold Buyer harmless from claims or liabilities asserted against Buyer by Supplier’s employees.

C.	The foregoing indemnity shall include any claim made or threatened, whether by legal proceedings or otherwise, against Intel by a third party on the grounds that any person supplied or engaged by Supplier is or was deemed to be an employee of Intel. Supplier further agrees that if Buyer is required by law or otherwise to include Supplier or any Supplier’s employees in any of Buyer’s benefit plans or provide severance benefits under law, Supplier shall reimburse Buyer for the actual amount required to be paid, or the fair market value of any benefit received by Supplier or Supplier’s employees arising from work performed under this Agreement.

15.	RETENTION AND AUDITS

Supplier will maintain complete and accurate records of the Services performed under this Agreement for a period of seven (7) years after the completion of these Services. Records relating to the performance of this Agreement shall be made available to Buyer upon reasonable notice to Supplier.

16.	INDEPENDENT CONTRACTOR

In performing Services under this Agreement, Supplier is an independent contractor and its personnel and other representatives shall not act as nor be agents or employees of Buyer. As an independent contractor, Supplier will be solely responsible for determining the means and methods for performing the required Services. Supplier shall have complete charge and responsibility for personnel employed by Supplier; however, Buyer reserves the right to instruct Supplier to remove from Buyer’s premises immediately any of Supplier’s personnel who are in breach of Section 12 or 17 of this Agreement. Such removal shall not affect Supplier’s obligation to provide Services under this Agreement.

17.	SOLE COMPENSATION

Supplier acknowledges and agrees that Supplier’s sole compensation is as set forth in this Agreement and that neither Supplier nor any of Supplier’s employees are entitled to participate in any of Buyer’s benefit plans, including but not limited to stock option plans, stock participation plans, profit sharing, retirement or pension plan contributions or savings or medical plans.

18.	SECURITY

Supplier confirms that to the best of its knowledge and efforts, all Supplier employees and subcontractors set to perform work. or already performing work, if so permitted, at an Intel facility have met all Intel site access and security standards, including, but not limited to cooperation with access paperwork and completion of any required Intel orientation, and that Supplier has or will perform all relevant screening requirements. Supplier shall contact the local badging office or reference the contingent workforce supplier policy at supplier.intel.com for details, prior to assigning employees to positions requiring on•site access.

Where not prohibited by law, Buyer may at Buyer’s expense choose to conduct one or more additional background investigations during the Supplier personnel’s engagement and that such personnel who do not pass will be denied access to Buyer’s facilities. Supplier must provide personnel willing to submit to the background investigation, willing to provide all relevant documentation, and must pass suet investigation.

19.	MERGER, MODIFICATION, WAIVER, AND REMEDIES

A.	This Agreement contains the entire understanding between Buyer and Supplier with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, dealings and negotiations. No modification. alteration, or amendment shall be effective unless made in writing, dated and signed by duly authorized representatives of both parties.

B.	No waiver of any breach hereof shall be held to be a waiver of any other or subsequent breach.

C.	Buyer’s rights and remedies herein are in addition to any other rights and remedies provided by law or in equity.

D.	If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such determination shall not affect the validity of the remaining provisions unless Buyer determines in its discretion that the court’s determination causes this Agreement to fail in any of its essential purposes.
20.	ASSIGNMENT

Buyer may assign or delegate its rights and/or obligations, or any part thereof under this Agreement to any or all of its wholly-owned subsidiaries. Otherwise, neither party may assign or delegate its rights and obligations under this Agreement without the prior written consent of the other. For purposes of this Section 20, the acquisition, merger, consolidation, or change in control of Supplier or any assignment by operation of law shall be deemed an assignment that requires Buyers written consent. Buyer may cancel this Agreement for cause should Supplier attempt to make an unauthorized assignment of any right or obligation arising hereunder.

21.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Delaware, excluding its conflict of laws provision. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The parties agree that licensing of Software under this Agreement shall constitute the sale of goods and that the Delaware version of the Uniform Commercial Code Article 2 Sales shall be applicable to this Agreement by analogy

22.	HEADINGS

The headings provided in this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

23.	SPECIFIC PERFORMANCE

Notwithstanding anything else contained in this Agreement, Buyer and Supplier specifically agree that failure to perform certain obligations undertaken in connection with this Agreement would cause irreparable damage, and that monetary damages would not provide an adequate remedy in such event, The parties further agree that Supplier’s failure to complete performance of the Services called for in this Agreement or on any project released under this Agreement or to deliver or effect delivery of Services and/or materials as contracted are such certain obligations. Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party shall be entitled to an order of specific performance to compel performance of such obligations in any action instituted in any court of the United States or any slate thereof having subject matter jurisdiction.

24.	RIGHT TO DEVELOP

Buyer reserves the right to develop market, distribute, and otherwise commercially exploit software and/or firmware products of any type whatsoever, including without limitation software and/or firmware that are similar to or compete with the Software.

25.	NEW DEVELOPMENTS

A.	Supplier represents and warrants that Supplier has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would adversely affect Supplier’s performance hereunder or Buyer’s exclusive right to Developments (defined below), and Supplier agrees that Supplier shall not enter into any such conflicting agreement during the term of this Agreement.

B.	Supplier agrees that all works of authorship, inventions, improvements, developments, and discoveries conceived, made, or discovered by Supplier, solely or in collaboration with others, in the course of its performance of Services or the development of deliverables for Buyer hereunder as well as all patents, copyrights, trade secrets, trademarks, and other intellectual property rights therein and thereto (collectively, “Developments”), are the sole property of Buyer. Supplier agrees to assign (or cause to be assigned) and does hereby assign fully to Buyer all such Developments.

C.	Supplier agrees to assist Buyer, or its designee, at Buyer’s expense, in every proper way, to secure Buyer’s rights in the Developments, including the disclosure to Buyer of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments, and all other instruments which Buyer may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Buyer, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Developments, including (without limitation) the Certificate of Originality set forth in the Certificate of Originality Addendum and the Assignment of Intellectual Property set forth in the Assignment of Intellectual Property Addendum. Supplier further agrees that Supplier’s obligation to execute or cause to be executed, when it is in Supplier’s power to do so, any such application, specification, oath assignment, or other instrument shall continue after the termination of this Agreement. Supplier further agrees to assist Buyer in enforcing all patents, trademarks, copyrights, trade secrets, or other ownership rights to protect Buyer’s exclusive interest in Developments.

D.	Buyer acknowledges and agrees that Supplier shall retain sole and exclusive ownership of and/or an unrestricted right to license, any invention, improvement, development, concept, discovery, or other proprietary information owned by Supplier or in which Supplier has an interest (Supplier IP). Notwithstanding the foregoing, Supplier agrees that if in the course of performing the Services, Supplier incorporates any Supplier IP into any Development, Buyer is hereby granted and shall have a nonexclusive, royalty free, perpetual, irrevocable, worldwide license, including the right to sublicense, under any such Supplier IP, to make, have made, use, import, prepare derivative works of, reproduce, have reproduced, perform, display, offer to sell, sell, or otherwise distribute such invention, improvement, development, concept, discovery, or other proprietary information as part of or in connection with such Development.

E.	Supplier represents, warrants, and agrees that it will not incorporate any third party intellectual property into any Development or deliverable provided hereunder without notifying and obtaining the prior written approval of Buyer.

F.	Supplier hereby waives any and all moral rights, including the right to identification of authorship or limitation on subsequent modification, that Supplier (or its employees) has or may have in any invention, materials, or other deliverables assigned to Buyer hereunder.

G.	Supplier warrants that: (1) all of its employees or contractors who perform work for it hereunder will have entered into written agreements with Supplier which ensure that the work they do is subject to the terms and conditions of this Section 25; and (2) it will not incorporate any Developments into deliverables to be provided to Buyer which contain intellectual property not assignable or licensable to Buyer as provided in this Section 25.

26.	CUSTOMS AND EXPORT CONTROL

Buyer and Supplier shall take appropriate steps to ensure that the distribution and export/re-export of the Software will be in compliance with the laws, regulations, orders, or other restrictions of the U.S. Export Administration Regulations and meet the requirements of Section 12A above. Supplier will provide, upon Buyer’s Customs Department request, all necessary import and export related information regarding the Software to meet any applicable export or import regulation, including, without limitation, a statement of origin for all Software and applicable customs documentation for Software which is wholly or partially developed and/or packaged outside of the country of import.

27.	NOTICES

Unless otherwise agreed in writing by the parties, all notices to Buyer regarding this Agreement shall be sent to Buyer’s Materials General Counsel and to the Buyer’s Materials Representative, all at the address on the signature page of this Agreement.

28.	PRIVACY

A.	This provision applies to both online and offline Personal Information.

B.	“Personal Information” is defined as any information that can be used to identify, contact or locate a person. This includes any information which is linked to Personal Information, or from which other Personal Information can easily be derived.

C.	If Buyer transmits any Personal Information to Supplier, Supplier warrants that Supplier shall not transfer such Personal Information to any third party or use it for any purpose other than as described in this Agreement.

D.	If Supplier obtains Personal Information in the course of performance of Services for Buyer, Supplier warrants that Supplier shall not transfer such Personal Information to any third party or use it for any purpose other than as described in this Agreement.

E.	Supplier shall permanently delete all Personal Information within thirty (30) days after the Personal information is no longer being actively used in fulfilling Supplier’s obligations to Buyer under this Agreement, unless otherwise required by local law or regulation.

F.	If Supplier contracts with its affiliates, subcontractors or other third parties for performance of all or part of this Agreement, Supplier must require such third parties to agree in writing with the same, or substantially similar, Privacy and Data Security provisions as those contained in this Agreement.

G.	Supplier shall take all measures necessary to ensure the security of Supplier’s data, as described in the Data Security provision of this Agreement. Further, Supplier shall comply with the Current online Privacy Alliance’s privacy guidelines (available at http://www.privacyalliance.org/).

29.	DATA SECURITY REQUIREMENTS

A.	Logical Controls: All systems containing Intel Confidential information will have strong access control mechanisms in place. Each system user must have a unique identifier and strong password combination. A strong password must be per industry standard, but at least 6 digits in length and comprised of alphanumeric and special characters. There must be control methods for securely granting and revoking access to these systems. An audit trail sufficient to support an investigation must be maintained for changes to the security configuration and for system use (e.g. system security logs, user activity logs). Information classified as Intel confidential must be encrypted in network transit. Information above Intel confidential will require additional security controls as specified in the Enhanced Data Security Addendum.

B.	Physical Controls: Server and mass storage systems storing Intel Classified information must be housed in a physically secure location with access controls to the granularity of the user (e.g. card access controlled room) and with 24x7 intrusion detection systems in place (e.g. a monitored perimeter alarm system). Access control audit trails must be maintained sufficient to support an investigation. Portable systems (e.g. laptops and small form factor devices) that contain Intel Classified information will have additional access controls to prevent unauthorized access (e.g. hard disk encryption, file level encryption or hard disk access password protection)

C.	Intrusion Detection/Response: For systems and networks containing Intel Classified material, mechanisms and controls must be in place to detect security breaches and to properly respond to a breach. Intel must be notified within twenty four (24) hours of security breaches that affect Intel Classified information.

D.	Data Destruction: Electronic portable media (e.g. CD’s, hard drives, floppy disks, ZIP drives) which contained Intel Classified information must be disposed of in a secure manner (e.g. disk wipe to DOD 5220.22M standard. degauss or physical destruction). Hard copies of Intel Classified information must be disposed of by cross cut shredding or other secure destruction methods.

30.	ELECTRONIC TRANSACTIONS

A.	Subject to the terms and conditions of this section, the parties agree to accept electronic records and electronic signatures (as such terms are defined in the U.S. Electronic Signatures in Global and National Commerce Act) relating to transactions contemplated by this Agreement.

B.	In connection with system-to-system implementations:

(i)	The parties will implement the particular transaction sets and/or message specifications mutually agreed upon by the parties. Each parties implementation will comply with applicable standards (e.g., applicable ANSI standards or RosettaNet PIPS), except as otherwise mutually agreed.

(ii)	Where applicable standards require that the receiving party issue a notice to the other confirming message receipt, such notice will not constitute a binding acceptance or acknowledgement of anything more than mere receipt. In the event that any element of an applicable standard conflicts with a provision of this Agreement, the provision of this Agreement will control.

(iii)	If a party has adopted an electronic identifier (e.g. a digital signature), the other party is entitled to rely on the authenticity of messages signed by or otherwise associated with such electronic identifier unless and until notified otherwise by the adopter.

C.

Either party may use a third party service provider in connection with e-business activities (e.g., to route or translate EDI or XML messages, or to host web based services). The party contracting with a service provider must require that such service provider (a) use information disclosed to or learned by such service provider in connection with providing services solely for the purpose of providing the applicable services, and (b) not disclose such information to any third party. Either party may begin to use or may change a service provider upon reasonable prior written notice. Each party will be liable for the acts or omissions of its service provider in connection with activities contemplated by this Agreement.

31.	DISPUTE RESOLUTION

All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows: The senior management of both parties shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the senior management, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation, including referral to the National Patent Board. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings

32.	SURVIVABILITY

The following sections shall survive termination or expiration of this Agreement: Sections 1, 3, 4, 6, 7, 9, 10, 11, 14, 15, 16, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31 and Paragraph 4C. In addition, any right or legal obligation of a party contained in any Addendum or Amendment, which by its express term or nature would reasonably extend for a period beyond the term of the Agreement, shall also survive the termination of the Agreement for such extended period.

ADDENDUM A

SOFTWARE DESCRIPTION, SPECIFICATION, PRICE

[*]

For products not specifically addressed above, [*].

Training:

Apache will provide “as needed” training as part of its support and services

License Usage:

All licenses purchased under this agreement [*].

Payment Terms:

All software purchases are eligible for [*] payments if they meet the following criteria:

Software purchases are eligible for “[*]” payment terms if [*].

Example: If an incremental software purchase is made in [*] for [*], the calculation would be as follows:

[*]

This purchase would be eligible for [*].

Remix:

All licenses purchased under this agreement are eligible for [*] during the term of this agreement. Intel reserves the right to correct errors resulting from the [*] reconfiguration process within [*] after receipt of licenses received from that reconfiguration. Intel will provide Apache with a minimum [*] lead time to generate and deliver license files. In addition, Intel has up to [*] which can be used at any time during the contract term. [*]

In addition, Intel has up to [*].

[*]

Purchase Details for Contract Term November 1, 2008 through October 31, 2011:

Intel intends to purchase [*] of software from Apache by [*], to be effective November 1, 2008 valid through October 31, 2011. Unique to purchases made from this contract for lease license software valid at any time during the term of November 1, 2008 through October 31, 2011, the initial [*] commitment will be subdivided as follows on a per year basis:

[*]

At Intel’s discretion, [*].

The Base Commitment is [*]. The Base Commitment must [*]. For pool purposes [*].

Example, [*]. The base commitment is equivalent to [*].

The [*].

If during a [*] and separate from a reconfiguration process ([*]) Intel wishes to utilize available [*], Intel can request additional licenses and utilize available [*] by one of the following two options:

[*]

Additional Purchases:

Under this agreement, at any time during the contract term Intel can purchase additional [*] which will be added to the “[*] commitment” available for Intel to utilize consistent with terms in this agreement. Bundles of [*] may be purchased and subsequently exchanged for Apache products with each [*] having a value of [*]. Costs for [*] exchanged for Apache products will be the same as the U.S. dollar costs identified in product pricing above.

All [*] purchased as part of this agreement must be consumed by contract expiration date.

[*]

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]:

Apache wishes to [*]. To enable this capability, Apache agrees to provide Intel [*]. These “[*]” can only be used for [*] and are not for production purposes. Example, beginning in [*], Intel’s annual business commitment will be [*]. This would entitle Intel to [*] tool suites, and Intel would earn its [*]when the Intel annual business volume increases to [*]. A tool suite consists of [*].

[*]

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ADDENDUM B

SUPPORT AND MAINTENANCE SERVICE

SERVICE SHALL BEGIN June 30, 2008	SERVICES SHALL END October 31, 2011

1.	COMPENSATION: So long as Intel pays the fees for Services as listed in Addendum A, Supplier shall provide such Services to Intel. Intel and Supplier agree that the compensation which Supplier will receive for Services provided to Intel is listed on Addendum A. Intel shall not be responsible for any amount greater than the amount listed in Addendum A. Supplier shall be responsible for any and all payments to Supplier’s subcontractors utilized in the performance of these Services. No additional billable activities will occur until and unless Intel issues a purchase order requesting such activities.

2.	SOFTWARE SUPPORT AND ERROR LISTINGS: Supplier agree to provide Intel with:

A.	All Releases, Updates and Upgrades for each Software program described in Addendum A. Software Releases, Updates and Upgrades shall be provided on magnetic tape, tape cartridge or other formats as requested by and acceptable to Intel.
B.	All necessary system reconfiguration Releases for hardware compatibility and support to ensure that the Software remains compatible with manufacturer’s operating system software.
C.	Qualified telephone support available twenty-four (24) hours a day by seven (7) days a week for the Software.

D.	Supplier’s hotline telephone numbers: ( )

If the Software fails to conform to the specifications set forth in Addendum A, Supplier agrees to use best efforts to modify the Software to conform to the Specifications, and to respond to general questions from Buyer regarding the use and functionality of the Software, according to the procedure and priority levels set forth below, as determined by Buyer.

Priority Level	Critical	Urgent	Routine
Priority Level Definition	A problem preventing the operation of a major function of the Software.	A problem impairing the operation of a major function of the Software.	A problem impacting a minor, yet desired, specified function or feature of the Software.
Required Response	Supplier shall respond within 1 hour and provide a correction to the error within 24 hours from notice.	Supplier shall respond within 24 hours and provide a correction to the error within 72 hours from notice.	Supplier shall respond within 72 hours and provide a correction to the error within 15 business days from notice.

E.	Downtime for Software shall not exceed [*] for any one Software installation. If the Software downtime period exceeds [*] in a [*] period. Supplier agrees that an extra [*] maintenance will be provided at no cost to Intel for each such downtime period. Such extension shall not relieve Supplier of its duties or obligations under this Agreement.

F.	Supplier will promptly supply Intel’s designated contact person (listed in Section 5) with all revisions or upgrades of Software application manuals and guides issued on a priority basis, together with a list of known Software errors and their respective solutions. This list will be distributed by Intel to its employees with a need to know.

3.	APPLICATION SUPPORT: Supplier agrees to provide Intel with:

A.	Qualified telephone support available for Software and applications inquiries, with responses provided within one (1) business day . Supplier’s hotline telephone number is: ( )

B.	Supplier’s best efforts to verify any Software error within [*] alter receiving notification of the error by Intel. If Supplier requires a test case to verify a Software error. Supplier shall verify the error within [*] after receipt of a test case from Intel.

C.	On-site visits for applications support within [*] when an on-site visit is required to remedy any Software error(s) due to non-compliance with Supplier’s performance specifications described in Addendum ‘A”.

D.	Supplier’s Software application models, Updates and Upgrades as they become available.

E.	If Supplier decides to cease production and/or support for any Software, Supplier shall promptly notify Intel and provide a Software conversion methodology to any new or replacement product(s) Supplier will offer. Upon Supplier’s discontinuance of the Software offering, Supplier will either continue to fully support the current Software for as long as Intel uses the Software or convert Intel over to use of the replacement product(s) at no additional charge.

4.	DEFAULT; If Supplier defaults on the support obligations set forth above. Supplier agrees to deliver to Intel the most current version of the Source Code and notes for the Software within forty-eight (48) hours of Intel’s written notice to Supplier. Such Source Code shall thereafter be included in the Software. Intel’s receipt of Source Code shall not vitiate Supplier’s duty to perform under this Agreement.

5.	CONTACTS

The following initial contact persons will facilitate Service scheduling, communications and notifications between Intel and Supplier. Either party may change its contact person by written notice to the other party.

INTEL:			SUPPLIER:
	Name	Telephone No.		Name	Telephone No.

	Location	Facsimile No.		Location	Facsimile No.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ADDENDUM C

SUPPLEMENTAL PROVISIONS

This Addendum serves to amend the Purchase Agreement – Software and Related Services (including the General Terms and Conditions that form a part thereof, the “Agreement”). This Addendum shall form a part of the Agreement, and the following provisions will govern and supersede any conflicting provisions in the Agreement. Any capitalized term used herein and not defined herein will have the meaning set forth in the Agreement. Except as expressly modified in this Addendum C, all other provisions of the Agreement remain in full force and effect.

1)	License Grant: (Section 3 of the Agreement) Buyer and Supplier agree to modify this section with the following language:

•

Section 3(B) of this Agreement is amended to add the following language at the end of the section: “Intel will not attempt, or allow others under its control to attempt, to obtain or derive information from or about the Software through disassembly, decompiling, reverse engineering, or other means.”

2)	Pricing: (Section 4 of the Agreement) Buyer and Supplier agree to modify this section with the following language respectively:

•

Section 4(A) of the Agreement is deleted in its entirety and replaced with the following language: “License Fees and Service Rates (hereinafter “Prices”) are set forth in Addendum A and shall remain fixed for a period of [*] from the effective date of this Agreement.”

•	Section 4(B) of the Agreement is deleted in its entirety and intentionally left blank.

3)	Invoicing and Payment: (Section 5 of the Agreement) Buyer and Supplier agree to modify this section with the following language:

Section 5(A) of the Agreement is deleted in its entirety and replaced with the following language: “Payment is made when Buyer’s EDI funds transfer initiated. Buyer shall make payments within [*] after Buyer’s receipt of the proper original invoice or Buyer’s receipt of Software or performance of Services, whichever is later.”

4)	Delivery, Purchase Orders, and Scheduling: (Section 8 of the Agreement) Buyer and Supplier agree to modify this section with the following language:

•

Section 8(A) of the Agreement is amended to add the following language at the end of the section: “Any preprinted general terms or conditions on Buyer’s purchase order or Supplier’s quotations in conflict with the terms and conditions of this Agreement are specifically excluded from this Agreement and shall have no force or effect.”

5)	Intellectual Property Indemnification: (Section 11 of the Agreement) Buyer and Supplier agree to modify this section with the following language:

•

Section 11(C) of the Agreement is deleted in its entirety and replaced with the following language: “If a third party’s claim endangers or disrupts Intel’s use of the Software, Supplier shall, at Intel’s

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

option within reason and at no charge to Intel, (a) obtain a license so Intel may continue use of the Software; (b) modify the Software to avoid the infringement; (c) replace the Software with a compatible, functionally equivalent and non-infringing product.”

6)	Indemnification: (Section 14 of the Agreement) Buyer and Supplier agree to modify this section with the following language:

•

Section 14(B) of the Agreement is amended to add the following language at the end of the section: “Supplier’s indemnification obligations under this section shall not apply to the extent such claims or liabilities arise out of or result from Intel’s reckless or willful misconduct.”

7)	Right to Develop: (Section 24 of the Agreement) Buyer and Supplier agree to modify this section with the following language:

•

Section 24 of the Agreement is amended to add the following language at the beginning of the first sentence in the section: “Subject to the Confidentiality provisions of this Agreement and Supplier’s intellectual property rights, …”

8)	Survivability: (Section 32 of the Agreement) Buyer and Supplier agree to modify this section with the following language:

•

Section 32 of the Agreement is deleted in its entirety and replaced with the following language: “The following sections shall survive termination or expiration of this Agreement: Sections 1, 3 (except section 3(a), 4, 6, 7, 9(B)(i), 9(B)(iii), 10, 11, 14, 15, 16, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31 and Paragraph 4C. In addition, any right or legal obligation of a party contained in any Addendum or Amendment, which by its express term or nature would reasonably extend for a period beyond the term of the Agreement, shall also survive the termination of the Agreement for such extended period.

9)	Limitation on Liability: (Section 33 shall be created as a new section of the Agreement) Buyer and Supplier agree to add this section to the contract as follows:

•

Section 33 is added to the Agreement and reads as follows: “In no event will either party be liable to the other party for consequential damages (including loss of revenues and profits), nor will either party be liable to the other party for any punitive or exemplary damages unless a court of competent jurisdiction determines that such damages resulted from a party’s reckless or willful misconduct.”

10)	Support and Maintenance Service: (Addendum B of the Agreement) Buyer and Supplier agree to modify this addendum with the following language:

•

Qualified telephone support pursuant to Section 2(C) of Addendum B shall only be available during Supplier’s normal business hours, which is 9 a.m. through 6 p.m. Pacific Time, Monday-Friday (except recognized holidays). The “Required Response” for “Critical” Priority Level pursuant to Section 2(D) of Addendum B shall be modified to read: “Supplier shall respond within 1 hour during its normal business hours and use its best efforts, within reasonable business practice, to provide a correction to the error within [*] from receipt of notice”; and for “Urgent” Priority Level shall be modified to read: “Supplier shall respond within [*] during its normal business hours and use its best efforts, within reasonable business practice, to provide a correction to the error within [*] from receipt of notice.”

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ADDENDUM D

PROTECTION OF INTEL’S ASSETS

Supplier agrees to safeguard Intel’s classified (i.e., Intel Confidential, Intel Secret, Intel Restricted Secret and Intel Top Secret) and proprietary information as set out in the body of the parties’ Agreement and relevant Unescorted Access Application forms for badges. Supplier also agrees to use and apply Intel’s information protection methods stated below in this Addendum in the performance of Supplier’s work. Supplier agrees that this performance standard applies to all Intel classified and proprietary information, regardless of the medium (Intel’s or Supplier’s) in or on which it is retained or communicated and to software that is licensed by Intel for its internal use.

Supplier is not automatically granted access to Intel classified and proprietary information, networks or software. However, authorization to use or access Intel information, network (the Intel Intranet), software, or telecommunications may be granted by the Intel information owner if access is necessary and directly related to Supplier’s scope of work or duties. Unless specifically authorized, Supplier may not use or access Intel classified or proprietary information that may be happened upon or inadvertently discovered while performing work under this Agreement. Neither may a Supplier or Supplier’s employee control an Intranet web site at Intel.

Supplier shall not modify Intel classified or proprietary information, software, hardware, or telecommunications without the explicit permission of the Intel employee responsible for the resource, with the exception of contract-related requirements or resources that allow for individual customization (e.g., Microsoft Windows user features). Supplier’s employees, agents, or subcontractors may not disclose Intel classified or proprietary information to their co-workers, except for disclosure to those similarly bound to protect Intel’s intellectual property who have a need to know to fulfill this Agreement,

Supplier cannot use a non-Intel managed system to connect to the Intel network without an Intel-approved waiver obtained by the Intel management sponsor. Any Intel classified or proprietary information in Supplier’s possession must be erased from the non-Intel managed system on or before termination or expiration of the Agreement.

This Addendum outlines the Intel’s minimum requirements for protection methods for all Intel classified or proprietary information and software that Supplier’s personnel may come in contact with. Intel recognizes that the correct and proper protection of its information rests with its employees and Suppliers who have been authorized access. Failure to comply with these requirements will provide grounds for immediate termination of this Agreement by Intel.

For further information or questions, contact your Intel management sponsor.

ADDENDUM E

CERTIFICATE OF ORIGINALITY

This Certificate of Originality must be completed by Supplier when furnishing software material (program product or offering and related documentation, or other software material) for Intel.

One Certificate of Originality can cover one complete product, even if that product includes multiple modules. However, a separate Certificate of Originality must be completed for the code and another for its related documentation (if any.)

Please leave no questions blank. Write “not applicable” or “N/A” if a question is not relevant to the furnished software material.

1.	Name of the software material (provide complete identification, including version, release and modification numbers for programs and documentation): RedHawk 8.1, Totem 8.1 and Sentinel 8.1 platforms

2.	Was the software material or any portion thereof written by any party other than you, or your employees working within their job assignment?

Yes            X                 No                                If Yes, provide the following information

(a)	Indicate if the whole of the software material or only a portion thereof was written by such party, and identify such portion: CASI solver.

(b)	Specify for each involved party:

(i)	Name:NA
(ii)	Company: Computational Applications and System Integration Inc.
(iii)	Address: 2001 South First Street, Champaign, IL 61820
(iv)	If the party is a company, how did it acquire title to the software material (e.g., software material was written by company’s employees as part of their job assignment)? Written by the company’s employees.
(v)	If the party is an individual, did s/he create the software material while employed by or under contractual relationship with another party? Yes No X

If Yes, provide name and address of the other party and explain the nature of the obligations:

(c)	How did you acquire tittle to the software material written by the other party? Purchased license

3.	Was the software material or any portion thereof derived from any third party’s pre-existing material(s)?

Yes                 No       X

If Yes, provide the following information for each of the pre-existing materials:

(a)	Name of the materials:	NA

(b)	Owner:	NA

(c)	How did you get the right to use the pre-existing material (s)	NA

4.	Identify below, or in an attachment, any other circumstances which might affect Intel’s ability to reproduce and market this software product, including:

(a)	Confidentiality or trade secrecy of pre-existing materials:	NA

(b)	Known or possible royalty obligations to others:	NA

(c)	Pre-existing material developed for another party or customer (including government) where you may not have
	retained full rights to the material:	NA

(d)	Materials acquired from a person or company possibly not having title to them:	NA

(e)	Other circumstances:	NA

SUPPLIER:	Apache Design Solutions, Inc.

Signature:	/s/ S. Craig Shirley

Printed Name	S. Craig Shirley

Title	VP Worldwide Sales
Date	June 30, 2008

ADDENDUM F

ASSIGNMENT OF INTELLECTUAL PROPERTY

In consideration of the disclosure of Intellectual Property and Confidential Information of Intel and the compensation paid by Intel to (“Assigner”) under the Intel Corporation Purchase Agreement - Software & Related Services No.         , effective          (“Agreement” the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Assignor has created or obtained exclusive title to the following work(s) (hereinafter “Work”) entitled:

1.

2.

In this Agreement, “Work” means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, mask works, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data; formulas; designs; models; drawings; computer programs; including all documentation, related listings, design specifications, and flowcharts, trade secrets, and any inventions including all processes, machines, manufactures and compositions of matter, and any other invention that may be the subject of patent protection: and all statutory protection obtained or obtainable thereon including those in foreign countries.

The undersigned hereby assigns to Intel all right, title, and interest to all Work created by Assignor arising our of or utilized by the Assignor in the performance of the Agreement, and the ownership of the same shall be vested solely in Intel. In respect to copyrights, this assignment shall be effective for the entire duration of the copyrights and shall include, but not be limited to all rights to derivative works. Assignor waives all rights of attribution, and integrity for specific works created by Assignor under the Agreement in respect of all marketing, advertising, and commercial uses thereof.

Assignor represents and warrants that the Work is original; that neither the Assignor’s interest in the Work nor the copyright therein is encumbered or subject to any undisclosed lien or charge; and that Assignor is free to make the present assignment and has no legal obligation or prior commitment which is inconsistent with this Agreement.

ASSIGNOR

Signature:

Printed Name:

Date:

ADDENDUM G

SOURCE CODE ESCROW

ADDENDUM H

ENHANCED DATA SECURITY

ADDENDUM I

CONTINGENT WORKER PROVISIONS

COMPLIANCE WITH LAWS

Seller shall comply with all national, state, and local laws and regulations governing the manufacture, transportation, export, and/or sale of Items and/or the performance of services in the course of this Agreement. If Seller is a US Supplier, such laws and regulations may include those of, but not be limited, to the US Department of Commerce, including US Export Administration regulations, the US Securities Exchange Commission, the US Environmental Protection Agency and the US Department of Transportation regulations applicable to Hazardous Materials. Seller shall comply with all applicable laws regarding non-discrimination in terms and conditions of employment, payment of minimum wage and legally mandated employee benefits and compliance with mandated work hours. Supplier shall comply with all employment and labor laws when providing services, and must provide its employees with legal right to work in the country in which they are working.

Supplier shall comply with all applicable laws regarding non-discrimination in terms and conditions of employment, payment of minimum wage and legally mandated employee benefits and compliance with mandated work hours. Supplier shall comply with all applicable laws regarding employment of underage or child labor and shall not employ children under the age of 16. Supplier represents and agrees that it is in compliance with Executive Order 11246 and implementing Equal Opportunity regulations, the Vietnam Era Veterans’ Readjustment Assistance Act as amended by the Veterans Employment Opportunities Act of 1998 (to include Vietnam-era Veterans and other Veterans who served on active duty during a war or campaign or expedition for which a campaign badge has been authorized), and the Immigration Act of 1987, unless exempted or inapplicable. Supplier agrees to fully comply with Buyer’s Code of Conduct and EICC policy as set forth at supplier.intel.com.

Supplier shall make all deductions for taxes, worker’s compensation, and other deductions from Contractor’s income received for services as required by any applicable tax code or law, or any other governmental tax laws, and shall make all such payments to the applicable authority.

Neither Supplier nor any of it subsidiaries will export/re-export any technical data, process, product, or service, directly or indirectly (including the release of controlled technology to foreign nationals from controlled countries), to any country for which the United States government or any agency thereof requires an export license or other government approval without first obtaining such license.

For services provided in the U.S., Supplier agrees not to provide foreign nationals (non U.S. citizens or U.S. permanent residents) as employees or Contingent Workers for work on any Buyer site unless that foreign national is covered under a valid U.S. Export License or is not exposed to controlled technology. Additionally, for services provided outside of the U.S., the Supplier agrees not to provide foreign nationals as employees or contractors for work on any Buyer site unless that foreign national is a citizen or permanent resident of the country of that Buyer site or the foreign national is covered under a valid U.S, Export Authorization or the foreign national is not exposed to controlled technology or the foreign national does not require a valid U.S. Export License.

It is a requirement of this Agreement that the Supplier shall be responsible for obtaining all such approvals, authorizations, permits and licenses and shall indemnify and hold Intel harmless from any failure lo comply with such requirement.

SOLE COMPENSATION

Supplier acknowledges and agrees that Supplier’s sole compensation is as set forth in this Agreement and that neither Supplier nor of Supplier’s employees are entitled to participate in any of Buyer’s benefit plans, including but not limited to stock option plans, stock participation plans, profit sharing, retirement or pension plan contributions or savings or medical plans.

INDEPENDENT CONTRACTOR

In performing Services under this Agreement, Supplier is an independent contractor and its personnel and other representatives shall not act as nor be agents or employees of Buyer. As an independent contractor, Supplier will be solely responsible for determining the means and methods for performing the required Services. Seller shall have complete charge and responsibility for personnel employed by Seller; however, Buyer reserves the right to instruct Supplier to remove from Buyer’s premises immediately any of Supplier’s personnel who are in breach of this contract. Such removal shall not relieve Supplier of its obligation to provide Services under this Agreement.

INDEMNIFICATION

If Seller is performing Services under this Agreement, Seller shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold Buyer harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments, and the associated costs and expenses (including attorney’s fees), which Buyer may hereafter incur, become responsible for, or pay out as a result of: death or personal injury (including bodily injury) to any person, destruction or damage to any property, contamination of or adverse effects on the environment, and any clean up costs in connection therewith, or any violation of law, governmental regulation or orders, to the extent caused by (i) Supplier’s breach of any term or provision of this Agreement; (ii) any negligent or willful acts, errors, or omissions by Seller, its employees, officers, agents, representatives, or subcontractors in the performance of this Agreement; or (iii) dangerous defects in Items or Services.

The foregoing indemnity shall include any claim made or threatened, whether by legal proceedings or otherwise, against Intel by a third party on the grounds that any person supplied or engaged by Supplier is or was deemed to be an employee of Intel. Supplier further agrees that if Buyer is required by law or otherwise to include Supplier or any Supplier’s employees in any of Buyer’s benefit plans or provide severance benefits under law, Supplier shall reimburse Buyer for the actual amount required to be paid, or the fair market value of any benefit received by Supplier or Supplier’s employees arising from work performed under this Agreement.

INSURANCE

Without limiting or qualifying Supplier’s liabilities, obligations, or indemnities otherwise assumed by Supplier pursuant to this Purchase Order, Supplier shall maintain, at its sole cost and expense, with companies acceptable to Buyer, commercial general liability and automobile liability insurance with limits of liability not less than $1,000,000.00 per occurrence and including liability coverage for bodily injury or property damage (1) assumed in a contract or agreement pertaining to Supplier’s business and (2) arising out of Supplier’s product, Services, or work. Supplier’s insurance shall be primary, and any applicable insurance maintained by Buyer shall be excess and non-contributing. The above coverages shall name Buyer as additional insured. Supplier shall also maintain statutory workers’ compensation coverage, including a broad form all states endorsement in the amount required by law, and employers’ liability insurance in the amount of $1,000,000.00 per occurrence. Such insurance shall include an insurer’s waiver of subrogation in favor of Buyer. If Supplier is providing any professional service to Buyer, Supplier shall maintain professional liability insurance (including errors and omissions coverage) with liability limits not less than $1,000,000.

COMPLIANCE TO CONTINGENT WORKFORCE POLICY

Suppliers who provide services for Intel and who assigned its employees to Intel’s premises to provide the said services are responsible for complying with Intel’s global contingent workforce policy. This includes but is not limited to adhering to requirements for site and network access and complying with all relevant restrictions on placement at Intel, which includes waiting periods to satisfy workforce stabilization guidelines and adherence to the 12 month rule (or as otherwise advised) for staff augmentation workers. All of the guidelines are found on supplier.intel.com under CW Supplier Policy.

COMPLIANCE TO INTEL’S DRUG FREE WORKPLACE DIRECTIVE

Buyer is committed to fulfilling its legal and ethical responsibility to maintain a safe and efficient working environment on Buyer premises. Supplier shall actively support Buyer’s objective to provide “risk free” and “drug free” environment for Buyer’s employees, Supplier, and Contractors. Supplier shall comply with Intel’s drug free work place directive as outlined in the contingent workforce policy on supplier.intel.com.

Pre-Access Drug Screening

Suppliers who provide services in the United States, Costa Rica and Argentina shall ensure that all contingent workers assigned to the Intel account shall pass a drug screen test (urine analysis) within seventy-two (72) hours after the suppliers have identified the contingent workers to be assigned to Intel. This applies to all contingent workers who will be providing services on Intel premises, or have access to Intel network or assets. Any contingent worker who does not successfully pass the screen test within seventy two (72) hours in these countries will be denied access to all Intel’s premises. Supplier should refer to the Contingent Workforce Supplier Policy at supplier.intel.com for more details.

SECURITY

Supplier confirms that, to the best of its knowledge and efforts, all Supplier employees and subcontractors set to perform work, or already performing work, if so permitted, at an Intel facility have met all Intel site access and security standards, including, but not limited to cooperation with access paperwork and completion of any required Intel orientation, and that Supplier has or will perform all relevant screening requirements. Supplier shall contact the local badging office or reference the contingent workforce supplier policy at supplier.intel.com for details, prior to assigning employees to positions requiring on-site access.

Where not prohibited by law, Buyer may at Buyer’s expense choose to conduct one or more additional background investigations during the Supplier personnel’s engagement and that such personnel who do not pass will be denied access to Buyer’s facilities. Supplier must provide personnel willing to submit to the background investigation, willing to provide all relevant documentation, and must pass such investigation.

COMPLIANCE WITH ORIENTATION/BADGING GUIDELINES

Supplier is responsible for ensuring that supplier and all of its employees and subcontractors comply with all Intel access and security requirements, including but not limited to cooperation with access paperwork, relevant screening requirements, and completion of any required orientation required by buyer. Supplier should refer to local badging office and the contingent workforce supplier policy at supplier.intel.com for details.